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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Registration Statement on Form S-4 of Unocal Corporation and Unocal Capital Trust of our report dated February 14, 1996, except for Note 25, as to which the date is February 16, 1996, on our audits of the consolidated financial statements and financial statement schedule of Unocal Corporation and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in Unocal Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. Our report includes an explanatory paragraph with respect to the changes in methods of accounting for the impairment of long-lived assets and long-lived assets to be disposed of in 1995; for recognizing the reduction in value of producing oil and gas properties in 1994; and for postretirement benefits other than pensions and for postemployment benefits in 1993. We also consent to the reference to our firm under the caption "Experts".

                                          Coopers & Lybrand L.L.P.

Los Angeles, California
July 26, 1996